EXHIBIT 99.2


                [Graphic - Commonwealth Bancorp, Inc. logo]



For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189


                COMMONWEALTH BANCORP, INC. TO REPURCHASE
                          SHARES OF COMMON STOCK

NORRISTOWN, PA, SEPTEMBER 8, 1999 - COMMONWEALTH BANCORP, INC. (NASDAQ: CMSB) (the "Company") announced today that the Company's Board of Directors has authorized the repurchase of up to 0.6 million shares, or approximately 5 percent, of its outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes and/or issuance pursuant to the Company's stock option plans.

Charles H. Meacham, Chairman and Chief Executive Officer of the Company, stated, "Since the beginning of 1997, Commonwealth has repurchased into treasury a total of 6.0 million common shares, representing an investment of $108.8 million. The repurchase program announced today represents another step towards achieving a capital structure more appropriate for the risk profile of Commonwealth's businesses, consistent with our objective of improving return of shareholders' equity."

Commonwealth Bancorp, Inc., with consolidated assets of $2.1 billion, is the holding company for Commonwealth Bank, which has 59 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.